Exhibit 10.1

EXECUTION VERSION

Cole Office & Industrial REIT (CCIT III), Inc.

2398 E. Camelback Road, 4th Floor

Phoenix, Arizona 85016

August 30, 2020

Cole Corporate Income Management III, LLC

2398 E. Camelback Road, 4th Floor

Phoenix, Arizona 85016

Attention: President

Re:	Cole Corporate Income Management III, LLC – Advisory Agreement

Ladies and Gentlemen:

This letter agreement sets forth certain agreements and understandings that each of Cole Corporate Income Management III, LLC (the “Advisor”) and Cole Office and Industrial REIT (CCIT III), Inc. (the “Company”) has agreed to undertake in connection with the Company’s proposed business combination (the “Merger”) with CIM Real Estate Finance Trust, Inc. (“CMFT”) and Thor III Merger Sub, LLC pursuant to the Agreement and Plan of Merger among them dated as of the date hereof (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Advisory Agreement, dated as of September 22, 2016 (the “Advisory Agreement”), by and between the Company and the Advisor, as amended.

1.    Termination. Subject to the terms set forth herein, effective upon consummation of the Merger in accordance with the Merger Agreement Advisor and the Company hereby irrevocably terminate the Advisory Agreement (the “Termination”).

2.    Release. Subject to the terms set forth herein, effective upon consummation of the Merger in accordance with the Merger Agreement, the Advisor hereby releases and waives any and all claims, suits, controversies, actions, debts, damages, obligations or liabilities of any nature whatsoever in law and in equity against the Company which arise out of or are connected with the Advisory Agreement or termination thereof; except as set forth in Section 3 and Section 5 hereof, including, for the avoidance of doubt, with respect to the obligation of the Company under Section 4.03(a) of the Advisory Agreement to pay to the Advisor (i) any unpaid reimbursements of expenses and (ii) accrued but unpaid fees payable to the Advisor prior to Termination other than those waived in Section 3 hereof.

3.    Waiver of Certain Fees. Subject to the terms set forth herein, effective upon consummation of the Merger in accordance with the Merger Agreement, the Advisor hereby waives any claim or right it has to any Subordinated Performance Fee or Disposition Fee that would otherwise be payable by the Company to the Advisor in accordance with the Advisory Agreement as a result of the Merger. For the avoidance of doubt, such waiver does not pertain to, and the Company agrees to pay amounts payable in respect of, the reimbursement for expenses incurred by the Advisor and its Affiliates in connection with its services to the Company in connection with the Merger pursuant to Section 3.02 of the Advisory Agreement. After the payments described in the foregoing sentence and Section 4.03(a) of the Advisory Agreement (as amended as set forth in Section 5 below) have been paid, the Advisor hereby acknowledges and agrees that all fees, payments and other amounts owed to the Advisor under the Advisory Agreement have been satisfied in full.

4.    Further Duties of the Advisor. The Advisor shall, promptly upon the Termination:

(a)

deliver to CIM Real Estate Finance Management, LLC, an Affiliate of the Advisor and the external manager of CMFT, to be held and managed for the benefit of CMFT in accordance with its management agreement with such Person, (i) all money collected and held for the account of the Company pursuant to the Advisory Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled and (ii) all assets, including the Assets, and documents of the Company then in the custody of the Advisor; and

(b)

deliver to CMFT a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board.

5.    Survival. Notwithstanding the Termination, the provisions of Sections 2.05 and 2.06 and Sections 4.03 through 6.10, as amended by this letter agreement, shall survive the termination of the Advisory Agreement. In addition, the Company and the Advisor agree that the reference to “30 days” in Section 4.03(a) of the Advisory Agreement is hereby amended to read “90 days”.

6.    Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this letter agreement or any right, interest or benefit under this letter agreement without the prior written consent of each other party; provided, however, the Company may assign this letter agreement to CMFT or the Surviving Entity (as defined in the Merger Agreement). Subject to the foregoing, this letter agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

7.    Severability. The provisions of this letter agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

8.    Choice of Law; Venue. The provisions of this letter agreement shall be construed and interpreted in accordance with the laws of the State of Arizona (without giving effect to its conflicts of laws principles), and venue for any action brought with respect to any claims arising out of this letter agreement shall be brought exclusively in Maricopa County, Arizona.

9.    Termination of Merger Agreement: In the event that the Merger Agreement is terminated in accordance with its terms, then this letter agreement will be automatically terminated effective upon the termination of the Merger Agreement and will be null and void.

10.    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.    Entire Agreement. The Advisory Agreement, as amended by this letter agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This letter agreement may not be amended or supplemented other than by an agreement in writing signed by the parties hereto.

12.    Counterparts. This letter agreement may be executed (including by e-mail transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this letter agreement.

[Signatures Follow]

If the foregoing accurately sets forth your understanding of our agreement, please sign and return the enclosed copy of this letter agreement.

Very truly yours,

Cole Office & Industrial REIT (CCIT III), Inc.

By:	/s/ Richard S. Ressler
Name:	Richard S. Ressler
Title:	President and Chief Executive Officer

Acknowledged and Agreed to as of the date first written above:

Cole Corporate Income Management III, LLC

By:	/s/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title:	Vice President

[Signature Page to Termination Agreement]